Exhibit 99.1

Mersana Therapeutics Provides Business Update and Announces

Third Quarter 2024 Financial Results

-	Plan to announce initial clinical data for XMT-1660 at a company event by the end of 2024

-	Dose escalation advancing in Phase 1 clinical trial of XMT-2056

-	Conference call today at 8:00 a.m. ET

CAMBRIDGE, Mass., November 13, 2024 – Mersana Therapeutics, Inc. (NASDAQ: MRSN), a clinical-stage biopharmaceutical company focused on discovering and developing a pipeline of antibody-drug conjugates (ADCs) targeting cancers in areas of high unmet medical need, today provided a business update and reported financial results for the third quarter ended September 30, 2024.

“During the third quarter of 2024, our team continued its strong execution as we advanced the dose escalation portions of our Phase 1 clinical trials of XMT-1660 and XMT-2056, made further progress in our collaborations and maintained the strength of our balance sheet,” said Martin Huber, M.D., President and Chief Executive Officer of Mersana Therapeutics. “In multiple presentations over the course of the past year, we shared data demonstrating the potential for Dolasynthen ADCs to generate anti-tumor activity and avoid many of the toxicities that have limited other ADC platforms. We are looking forward to presenting initial XMT-1660 clinical data later this year. We also are finalizing plans to begin the expansion portion of our trial, with an initial focus on patients with triple-negative breast cancer who have previously been treated with at least one topoisomerase-1 ADC.”

Recent Accomplishments, Strategic Priorities and Expected Milestones

XMT-1660: Mersana continues to advance its Phase 1 clinical trial of XMT-1660, the company’s lead Dolasynthen ADC candidate targeting B7-H4. The dose escalation portion of the trial is ongoing, with the company having recently escalated to a dose of 115 milligrams per meter squared administered every four weeks. A maximum tolerated dose has not yet been established. Approximately 75 percent of the patients that have been enrolled in the trial to date have triple-negative breast cancer (TNBC) or hormone receptor-positive breast cancer (HR+BC). Among the enrolled patients with TNBC, approximately 90 percent have received a prior topoisomerase-1 (topo-1) ADC, and among the enrolled patients with HR+BC, approximately half have received a prior topo-1 ADC. Last week at World ADC 2024, Mersana presented new preclinical data demonstrating XMT-1660’s anti-tumor activity following topo-1 treatment. By the end of 2024, Mersana plans both to share initial safety, tolerability, efficacy and biomarker data from its Phase 1 dose escalation and backfill cohorts at a company event and to initiate the expansion portion of the trial in patients with TNBC who have previously been treated with at least one topo-1 ADC.

XMT-2056: Mersana continues to escalate dosing in its Phase 1 clinical trial of XMT-2056, the company’s lead Immunosynthen ADC candidate targeting a novel HER2 epitope. GSK plc has an exclusive global license option to co-develop and commercialize XMT-2056. At the Society for Immunotherapy of Cancer (SITC) 2024 Annual Meeting last week, Mersana presented new preclinical data demonstrating XMT-2056’s ability to activate STING signaling and inhibit tumor growth at very low doses.

Collaborations: Mersana continues to advance its Johnson & Johnson and Merck KGaA, Darmstadt, Germany collaborations. The collaboration with Merck KGaA, Darmstadt, Germany focuses on discovering novel Immunosynthen ADCs for up to two targets. The collaboration with Johnson & Johnson focuses on discovering novel Dolasynthen ADCs for up to three targets. In the third quarter of 2024, Mersana achieved and received payment for an $8 million development milestone under the Johnson & Johnson collaboration and achieved a $1 million development milestone under the Merck KGaA, Darmstadt, Germany collaboration, for which payment was received in the fourth quarter of 2024.

Third Quarter 2024 Financial Results

•	Cash, cash equivalents and marketable securities as of September 30, 2024, were $155.2 million. Mersana continues to expect that its capital resources will be sufficient to support its current operating plan commitments into 2026.

•	Net cash used in operating activities for the third quarter of 2024 was $8.6 million, which reflects the impact of the aforementioned $8 million milestone payment and a $3.5 million payment for manufacturing activities from Johnson & Johnson.

•	Collaboration revenue for the third quarter of 2024 was $12.6 million, compared to $7.7 million for the same period in 2023. The year-over-year change was primarily related to an increase in revenue recognized under Mersana’s collaboration and license agreements with Johnson & Johnson and Merck KGaA, Darmstadt, Germany.

•	Research and development (R&D) expenses for the third quarter of 2024 were $14.8 million, compared to $30.5 million for the same period in 2023. Included in the third quarter of 2024 R&D expenses were $2.3 million in non-cash stock-based compensation expenses. The year-over-year decline in R&D expenses was primarily related to reduced costs associated with manufacturing and clinical development activities for UpRi, a discontinued ADC candidate, and reduced employee compensation expense following the company’s restructuring in 2023.

•	General and administrative (G&A) expenses for the third quarter of 2024 were $9.9 million, compared to $12.9 million during the same period in 2023. Included in the third quarter of 2024 G&A expenses were $1.7 million in non-cash stock-based compensation expenses. The year-over-year decline in G&A expenses was primarily related to reduced consulting and professional services fees and reduced employee compensation expense following the aforementioned restructuring.

•	Net loss for the third quarter of 2024 was $11.5 million, or $0.09 per share, compared to a net loss of $41.7 million, or $0.35 per share, for the same period in 2023.

Conference Call Reminder

Mersana will host a conference call today at 8:00 a.m. ET to discuss business updates and its financial results for the third quarter of 2024. To access the call, please dial 833-255-2826 (domestic) or 412-317-0689 (international). A live webcast of the presentation will be available on the Investors & Media section of the Mersana website at www.mersana.com, and a replay of the webcast will be available in the same location following the conference call for approximately 90 days.

About Mersana Therapeutics

Mersana Therapeutics is a clinical-stage biopharmaceutical company focused on the development of novel antibody-drug conjugates (ADCs) and driven by the knowledge that patients are waiting for new treatment options. The company has developed proprietary cytotoxic (Dolasynthen) and immunostimulatory (Immunosynthen) ADC platforms that are generating a pipeline of wholly-owned and partnered product candidates with the potential to treat a range of cancers. Its pipeline includes XMT-1660, a Dolasynthen ADC targeting B7-H4, and XMT-2056, an Immunosynthen ADC targeting a novel epitope of human epidermal growth factor receptor 2 (HER2). Mersana routinely posts information that may be useful to investors on the “Investors & Media” section of its website at www.mersana.com.

Forward-Looking Statements

This press release contains “forward-looking” statements and information within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements concerning Mersana’s plans regarding the clinical development of XMT-1660 and XMT-2056, including with respect to the progress and design of the clinical trials of these product candidates; Mersana’s planned data presentations, including with respect to its Phase 1 clinical trial of XMT-1660; Mersana’s cash runway; Mersana’s collaborations with third parties; and the development and potential of Mersana’s product candidates, platforms, technology and pipeline of ADC candidates. Mersana may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including, among other things, uncertainties inherent in research and development, in the advancement, progression and completion of clinical trials and in the clinical development of Mersana’s product candidates, including XMT-1660 and XMT-2056; the risk that Mersana may face delays in patient enrollment in its Phase 1 clinical trial of XMT-2056; the risk that Mersana may not realize the intended benefits of its platforms, technology and collaborations; and other important factors, any of which could cause Mersana’s actual results to differ from those contained in the forward-looking statements, that are described in greater detail in the section entitled “Risk Factors” in Mersana’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on August 13, 2024, as well as in other filings Mersana may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and Mersana expressly disclaims any obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

Mersana Therapeutics, Inc.

Selected Condensed Consolidated Balance Sheet Data

(in thousands and unaudited)

	September 30, 2024	December 31, 2023
Cash, cash equivalents and marketable securities	$155,171	$209,084
Working capital(1)	92,256	150,420
Total assets	169,530	226,060
Total stockholders' equity	1,049	36,904

(1) The company defines working capital as current assets less current liabilities.

Mersana Therapeutics, Inc.

Condensed Consolidated Statement of Operations

(in thousands, except share and per share data, and unaudited)

	Three months ended		Nine months ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Collaboration revenue	$12,598	$7,698	$24,136	$26,154

Operating expenses:
Research and development	14,803	30,531	50,734	126,774
General and administrative	9,864	12,894	31,927	49,409
Restructuring expenses	-	8,214	-	8,214
Total operating expenses	24,667	51,639	82,661	184,397
Total other income, net	986	2,285	3,868	6,117
Loss before income taxes	(11,083)	(41,656)	(54,657)	(152,126)
Income tax expense	(418)	-	(418)	-
Net loss	$(11,501)	$(41,656)	$(55,075)	$(152,126)
Net loss per share — basic and diluted	$(0.09)	$(0.35)	$(0.45)	$(1.33)
Weighted-average number of common shares — basic and diluted	122,721,918	120,521,985	122,197,585	114,595,910

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Contact:

Jason Fredette

617-498-0020

jason.fredette@mersana.com